EXHIBIT 99.1

PRESS RELEASE


             XTRANA ANNOUNCES THE SALE OF ITS HEMOSTASIS OPERATIONS

     BROOMFIELD, Colo--Nov. 12, 2001--Xtrana, Inc. (OTCBB:XTRN - news) announced today that it has entered into a definitive Asset Purchase Agreement with Trinity Biotech plc, (NASDAQ:TRIB - news) in which Trinity has agreed to purchase substantially all of the assets of Xtrana's Hemostasis business for $6,250,000. Completion of the sale is subject to a number of closing conditions, including the approval of a majority of Xtrana's stockholders to be solicited at a Special Meeting of Stockholders scheduled for December of this year.

     Under the terms of the Asset Purchase Agreement, Trinity will purchase certain assets and assume certain liabilities of Xtrana's Hemostasis business. These assets include the operations located in Ventura, California, and the Company's wholly owned Swedish subsidiary, Biopool AB. The total consideration to be paid to Xtrana of $6,250,000 will consist of cash and notes as follows:
(a) $3,658,500 in cash at closing; (b) a note in the amount of $855,200 due one year from the closing date; (c) a note in the amount of $1,166,200 due two years from the closing date; and (d) a note in the amount of $570,100 due three years from the closing date. The notes will carry interest at a rate of 5% per annum and will be secured by a second position on all U.S. assets of Trinity.

     Tim Dahltorp, Xtrana's chief executive officer, commented, "The sale of the Hemostasis business to Trinity is consistent with the strategic direction of the Company subsequent to our merger with Xtrana just over a year ago. This transaction will allow the Company to exit the Hemostasis business at a fair valuation and redirect all of our resources into the development and commercialization of our proprietary technologies in the fields of genomics and nucleic acid diagnostics. The proceeds from the sale will provide Xtrana with a very solid financial footing from which we hope to build a strong business based on our innovative intellectual property portfolio."

     Trinity Biotech develops, manufactures and markets over 200 diagnostic products for the point-of-care, self-testing and clinical laboratory segments of the diagnostic market. Trinity Biotech sells worldwide in over 80 countries through its own sales force and a network of international distributors and strategic partners. For further information, please see the Company's website: www.trinitybiotech.com.

     Xtrana's mission is to simplify the analysis of DNA/RNA, so that nucleic acid based detection systems can be utilized in point-of-care, point-of-service applications. The proprietary assays developed by Xtrana are designed to be easy to use outside of a traditional


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molecular biology laboratory at a cost per test that is competitive with existing rapid test technologies. These diagnostic tests are intended for use in drug discovery, detection of environmental and food contaminants, forensics and identity testing, human and animal diseases, genetic predisposition to disease, and other applications. The Company's first commercial nucleic acid product is Xtra Amp(TM), DNA or RNA extraction kits that enable high throughput extraction in as little as 3 minutes, versus competing technologies that can take 30 minutes to 3 hours. The Company also develops, manufactures, and markets a full range of test kits to assess and diagnose disorders of blood coagulation, thrombotic risk factors, fibrinolysis, platelet function, and the vascular system under the Biopool(R) label. To learn more about Xtrana, visit the Company's website at www.xtrana.com.

     This Press Release contains forward-looking statements (identified by the words "estimate," "anticipate," "expect," "believe," and similar expressions), which are based upon management's current expectations and speak only as of the date made. These forward-looking statements are subject to risks, uncertainties and factors that could cause actual results to differ materially from the results anticipated in the forward-looking statements and include, but are not limited to, competitors' pricing strategies and technological innovations, changes in health care and government regulations, litigation claims, foreign currency fluctuation, product acceptance, as well as other factors discussed in the Company's last Report on Form 10-KSB.

Contact:
       Xtrana, Inc.
      Timothy Dahltorp, 303/466-4424
      or
      Carol Hill, 805/654-0643
      www.xtrana.com


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